SUB-ITEM 77I

Creation of Share Class

MFS Equity Income Fund, a series of MFS Series Trust VII (the "Trust") established a new class of shares, Class T shares, as described in the prospectus contained in Post-Effective Amendment No. 57 to the Registration Statement of MFS Series Trust VII (File Nos. 2-68918 and 811-3090), as filed with the Securities and Exchange Commission via EDGAR on March 13, 2017 under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.